PLACEMENT AGREEMENT

     This Placement Agreement, dated as of _______ ___, 2006, is entered into among Torrey International Strategy Partners, LLC, a limited liability company organized under the laws of the State of Delaware (the "Fund"), Torrey Associates, LLC, a limited liability company organized under the laws of the State of Delaware (the "Advisor") and Citigroup Global Markets Inc. (the "CGM"). In consideration of their mutual promises, the parties agree as follows:

1.   Role of CGM.

     (a) The Advisor and the Fund (through its Board of Managers) hereby appoints CGM as non-exclusive placement agent in connection with the offer and sale to CGM's clients of the equity interests and/or shares of the Fund (such interests and/or shares being referred to hereinafter individually as an "Interest" and collectively as the "Interests") consistent with the terms of:
(i) the Confidential Memorandum for the Interests being sold (which is included in the Fund's Registration Statement on Form N-2 and attached to this Agreement as Exhibit __), as such may be amended from time to time (in each case, a "Memorandum"), (ii) the limited liability company agreement of the Fund, in each case as amended from time to time (each, an "Operating Agreement" or "such other constituent document"), and (iii) the Subscription Agreement for the Fund, in each case as amended from time to time (each, a "Subscription Agreement"). Placements of Interests shall only be made under and consistent with the terms of the Memorandum, the Operating Agreement, the Subscription Agreement and this Agreement.

     (b) The parties agree that with respect to each offer and sale of the
Interests: (i) CGM is acting as non-exclusive agent for the potential clients it solicits; (ii) as between CGM and potential clients, the client will have full beneficial ownership of all Interests; and (iii) each transaction shall be for the account of the client and not for CGM's account. CGM is not obligated to refer clients for any specific number of Interests or to purchase any Interests for its own account. CGM shall not have any authority in any transaction to act as agent for the Fund.

     (c) CGM will deliver or cause to be delivered to each potential client, prior to the time of any purchase of Interests for the Fund, a copy of the Memorandum, Operating Agreement, Subscription Agreement, Form ADV Part II of the Advisor and any such other constituent document provided by the Fund or the Advisor to CGM for delivery to potential clients. CGM will not make any representations concerning the Interests other than those in the Memorandum (or in any marketing materials prepared by the Fund and the Advisor and delivered by the Fund and the Advisor to CGM for use in connection with the placement of Interests to potential clients). Additionally, with the prior, written approval of the Fund and the Advisor, CGM may distribute marketing materials to potential clients that CGM has prepared in connection with the offering of the Funds' Interests.

2.   Status of CGM as Registered Broker-Dealer.

     CGM represents and warrants to the Advisor and each of the Funds that it is a broker-dealer registered with the Securities Exchange Commission ("SEC") and the National Association of Securities Dealers ("NASD") and an investment adviser registered with the SEC. CGM further represents and warrants that it is registered or qualified in all capacities and jurisdictions required by reason of any offers or sales made by it pursuant to this Agreement. CGM also warrants and represents that it is solely responsible for issues related (directly or indirectly) to the licensing of its representatives and agents in all relevant jurisdictions.

3.   Execution of Orders for Purchase of Interests.

     (a) All properly presented orders for the purchase of any Interests shall be executed at the offering price per Interest as described in the Memorandum. CGM acknowledges that, pursuant to the terms of the Memorandum, Operating Agreement, and Subscription Agreement, the Fund may (at its discretion) refuse to accept any offers to subscribe and may redeem the Interests of any client (through a form of mandatory tender) consistent with its Memorandum, Partnership Agreement, and Subscription Agreement and that no potential client will be deemed accepted by the Fund until the Subscription Agreement is executed or otherwise accepted by the Advisor the Fund.

     (b) The procedures relating to all orders and the handling of them will be subject to the terms of the Memorandum, Operating Agreement, Subscription Agreement, and such other constituent documents.

     (c) Payments for Interests shall be made as specified in the Memorandum and Subscription Agreement.

     (d) Except as otherwise provided for herein, CGM will not at any time be responsible for performing recordkeeping or accounting services with respect to the Fund or Interests, including calculating the Funds' aggregate and individual capital accounts or net asset values, preparing Schedule K-1s.

4.   Fees Payable to CGM.

     The Advisor shall pay CGM fees, as described on Appendix A, with respect to each client of CGM to whom Interests are directly placed (through CGM) in accordance with this Agreement (each a "CGM Client"). Such payments shall be calculated on the basis of the net asset value of the Interests in the Funds (including additional subscriptions for Interests) placed to CGM Clients and shall continue with respect to such Interests held by each CGM Client for so long as each such CGM Client continues to hold the Interests placed hereunder. Advisor

5.   CGM's Covenants.

     (a) The execution, delivery, and performance of this Agreement by CGM has been duly authorized by all necessary action, and upon execution and delivery hereof, this Agreement will be a valid, binding, and enforceable obligation on CGM.

     (b) CGM covenants and agrees that it has not solicited potential purchasers and will not solicit potential purchasers of Interests in any jurisdiction or solicit potential purchasers of Interests (i) by means of any written materials or representations concerning any Interests unless such materials or representations have been previously prepared or otherwise approved in writing by the Fund and the Advisor; and (ii) except in a manner consistent with the Memoranda, the Partnership Agreements, the Subscription Agreements, the written instructions of the Fund and the Advisor and any applicable legal requirements. CGM agrees and acknowledges that it shall not have authority to offer or accept offers for Interests on behalf of the Fund Advisor, and that all offers or acceptances of offers for Interests shall be made only by the Fund or the Advisor on the Fund's behalf.

     (c) The offers and sales of Interests are to be effected pursuant to the exemption from the registrations of the Securities Act of 1933, as amended (the "Securities Act"), afforded by Section 4(2) thereof and Regulation D under the Securities Act. CGM, the Fund and the Advisor have established the following procedures in connection with the offer and sale of Interests and agree that no party hereto will make offers or sales of any Interests except in compliance with such procedures:

     (i) Offers and sales of Interests will be made only in compliance with Regulation D under the Securities Act and only to investors that CGM reasonably believes qualify as "accredited investors," as defined in Rule 501(a) under the Securities Act.

     (ii) No sale of Interests to any one investor will be for less that the minimum denominations as may be specified in the Memorandum, unless such requirement is waived by the Advisor in its sole discretion.

    (iii) No offer or sale of any Interest shall be made in any state or jurisdiction, or to any prospective investor located in any state or jurisdiction, where such Interests have not been registered or qualified for offer and sale under applicable securities laws of such jurisdiction unless such interests are exempt from the registration or qualification requirements of such laws.

     (iv) Sales of Interests will be made only to invests that CGM reasonably believes are "qualified clients" as defined in Rule 205-3 under the Investment Advisers Act of 1940, as amended (the "Advisers Act").

     (v) Sales of Interests will be made in compliance with the USA PATRIOT Act of 2001 (the "Patriot Act") and the rules and regulations promulgated thereunder.

     (b) CGM covenants and agrees that it will only solicit potential clients that CGM reasonably believes (based on its own screening methodology) satisfy the investment qualifications set forth in the Memorandum and Subscription Agreement, provided that the Advisor (either directly or through the assistance of the Fund's administrators) shall be responsible for reviewing all Subscription Agreements and confirming that such Subscription Agreements have been properly completed to evidence the potential clients' eligibility representations under applicable requirements prior to any acceptance. CGM covenants and agrees that it will maintain accurate records of Clients and conduct the offer and sale of Interests in a manner that is consistent with the requirements of applicable law, provided that the Advisor and the Fund shall be responsible for the preparing and filing of any filings and forms required to be filed with applicable regulatory authorities.


     (c) Neither CGM nor any "person associated with" CGM (an "Associated Person") within the meaning of the Advisers Act, who may act on CGM's behalf hereunder is or has been the subject of or subject to any event or condition that would make CGM or such Associated Person ineligible under paragraph
(a)(1)(ii) of Rule 206(4)-3 under the Advisers Act to receive cash solicitation fees (a "Disqualifying Event"), except to the extent CGM has received no-action or exemptive relief from the Securities and Exchange Commission permitting it to receive a cash fee for the solicitation of advisory clients notwithstanding such event or condition. Immediately upon the occurrence of any Disqualifying Event as to CGM or any Associated Person described above, CGM shall (i) cease all solicitation activities under this Agreement and (ii) notify the Advisor of the details involved in such Disqualifying Event. From the time of such Disqualifying Event forward, the Advisor shall cease to be obligated to continue any payments called for under this Agreement unless (i) the Advisor shall have been provided, at CGM's expense, a written opinion of counsel to the effect that continuing such payments would not result in any violation of applicable law,
(ii) counsel rendering such opinion is acceptable to the Advisor in the Advisor's reasonable discretion, and (iii) such opinion is acceptable in form and substance to the Advisor in the Advisor's reasonable discretion.

     (d) CGM shall provide to each prospective investor in the Funds a disclosure statement, which must be included by the Advisor in or with the Subscription Agreement for the Fund, in substantially the same form set forth on Appendix B, identifying CGM and its arrangements with the Advisor pursuant to this Agreement, in compliance with applicable securities laws.

     (e) CGM will cooperate with the Fund (as reasonably necessary) for the Fund to effectuate any required blue sky filings.

     (f) CGM has adopted procedures to comply with the requirements of the USA PATRIOT Act of 2001 (the "Patriot Act"), will adopt any such additional procedures as may be required to stay in compliance with the Patriot Act and represents that all sales of Interests will be in accordance with the Patriot Act.

     (g) CGM will not use the names of the Fund or the Advisor (or any affiliate of the Fund or the Advisor) in any Memorandum, Operating Agreement, Subscription Agreement, Marketing Materials or such other constituent documents without the Fund's or the Advisor's prior written approval.

6.   Covenants and Representations and Duties of the Fund and the Advisor.

     (a) The Fund is duly organized and validly existing limited liability company under the laws of the State of Delaware and has the requisite power and authority to conduct the Fund's business as contemplated in the Memorandum, Subscription Agreement, and Operating Agreement or such other constituent document.

     (b) The execution, delivery, and performance of this Agreement have been duly authorized by all necessary action of the Fund and the Advisor, and upon execution and delivery hereof, this Agreement will be a valid, binding, and enforceable obligation of the Fund and the Advisor.

     (c) The Advisor warrants that it shall serve as investment advisor and remain responsible for the investment of the Fund.

     (d) The description of the Interests contained in the Memorandum conform in all material respects to the terms and conditions set forth in the Funds' Operating Agreements or such other constituent document, as amended from time to time, pursuant to which the Interests are issued.

     (e) Neither the Fund, the Advisor nor any affiliate thereof, shall knowingly offer the Interests in any jurisdiction, except in compliance with the applicable law in any such jurisdiction in which such offering is made.

     (f) The Fund and the Advisor will at no cost to CGM provide to CGM such copies as CGM may reasonably request of selling or marketing materials which have been prepared by the Fund for use in connection with the sale of the Interests.

     (g) The Fund and/or the Advisor will promptly provide updated copies of the Memorandum, Partnership Agreement, Subscription Agreement, and Form ADV Part II as necessary from time to time.

     (h) The Fund and the Advisor represents to CGM that (i) the Fund is registered as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); (iii) the Memorandum, Subscription Agreement, Operating Agreement, all constituent documents and all materials prepared or approved in writing by the Fund or the Advisor do not (to the best of reasonable knowledge and belief) contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; (iv) all necessary filings, consents and other actions necessary to qualify the offering of Interests in the Fund in any jurisdiction in which an offering is to be made, has or will be timely made ; and (v) the Fund has complied with and will continue to comply, so long as this Agreement remains in full force and effect, with all applicable laws relating to the formation and operation of the Fund.

     (i) Each Fund, as well as the Advisor, represents that to the extent the Fund is organized to operate or operates as a limited partnership or limited liability company for purposes of U.S. federal taxes, it will not invest in any offshore fund unless; (i) such fund is a Passive Foreign Investment Company ("PFIC"), as defined in the Internal Revenue Code of 1986, as amended, for which an annual PFIC information statement is provided, and the Fund will elect to treat the PFIC as a qualified electing fund; (ii) such fund is a PFIC whose stock is "marketable stock" within the meaning of Internal Revenue Code Section 1296 such that each Fund may make a market to market election with respect to such stock; or (iii) such fund is treated as a partnership for U.S. income tax purposes and does not itself invest in any PFICs, or, to the extent it does invest in PFICs, such PFICs will themselves comply with (i) or (ii) above.

     (j) There is no material action, suit, proceeding, or investigation pending or threatened against the Funds, the Advisor/Investment Manager or their principals, at law or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, any regulatory or self-regulatory authority or organization, or any exchange, in which an adverse decision would materially and adversely affect the condition (financial or otherwise), business, prospects, or prospective operations of the Fund or its ability to comply with, and perform its obligations under, this Agreement, or as described in the Fund's Memorandum.

     (k) The foregoing covenants and representations shall (to the best of reasonable knowledge and belief) be true and correct as of the date hereof and for so long as the Agreement remains in effect and clients referred to the Fund hereunder continue to hold Interests.

     (l) The Fund and the Advisor will not use the name of CGM (or any affiliate) in any Memorandum, Operating Agreement, Subscription Agreement, marketing materials or such other constituent documents without CGM's prior written approval.

7.   Further Covenants and Representations of the Advisor

     (a) The Advisor will require any other person appointed to offer the Interests for sale, or solicit offers to buy the Interests, only in accordance with the procedures described in the Memorandum.

     (b) The Advisor will, so long as any of the Interests remain outstanding to CGM Clients, furnish directly to CGM and each financial consultant at CGM with a Client copies of each communication sent to such Clients in the Fund, including any annual or interim report of the Fund and amendments to the Memorandum, Operating Agreement, Subscription Agreement or Form ADV Part II as soon as such communications, reports or documents are delivered or made available to the investors.

     (c) The Advisor will notify CGM promptly of any occurrence of which it becomes aware which is material in the context of the offering or sale of the Interests, including any event which shall lead the Advisor to reasonably believe that a Memorandum or any corresponding marketing materials would be misleading, or which shall lead the Advisor to reasonably believe affects any of the representations, covenants, and indemnities by the Advisor or the Funds contained in this Agreement and will take such steps as may be reasonably requested by CGM to remedy and/or publicize the same and to indemnify CGM for any steps taken or not taken by CGM.

     (d) The Advisor will notify CGM (as soon as it become reasonably aware) of, and promptly amend the Memorandum, Subscription Agreement, Operating Agreement, and all materials prepared or approved by the Fund or the Advisor to correct, any known untrue statement of material fact or omission to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, including without limitation in the event of any events or changes to the Fund or the Fund's operations that have a material effect on the Fund or its operations.

     (e) For purposes of this paragraph (e), the Advisor will notify CGM if there is any material change in the Key Persons of the Advisor or in the disciplinary questions found in Item 11 of the Form ADV, Part I. Key Persons are all officers required to be disclosed in Schedule A of the Form ADV, Part 1.

     (f) The Advisor will: (i) be responsible for maintaining records of all Clients and for providing Clients, and the financial consultant of CGM responsible for such Clients, on a timely basis, with quarterly statements of capital additions and withdrawals with respect to such Clients, with all reports issued to Clients and with any supplements or amendments to a Memorandum; (ii) promptly furnish copies of confirmations, as described and in a manner described in Appendix C hereto; (iii) deliver to CGM the semi-annual unaudited financial statements of each Fund and the annual audited financial statements of the Fund; and (iv) within one month following the end of each quarter; (A) deliver to CGM the questionnaire as set forth in Appendix D, along with certain other data as CGM may deem appropriate for the Fund and (B) make its investment staff available for conversations relating to performance attribution and fund strategy.

     (g) The Advisor will furnish CGM with a fully executed copy of each Subscription Agreement the Advisor accepts from a Client.

8.   Indemnification

The parties agree to indemnify each other as follows:

     (a) Each of the Advisor and the Fund agrees to indemnify and hold harmless CGM and its affiliates and their respective officers, directors, employees, shareholders, partners, agents and controlling persons, from any and all liabilities, claims, costs (including attorneys' fees and expenses), damages and expenses arising from related to or otherwise connected with: (i) any untrue statement of a material fact or omission to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading contained in the Memorandum, any selling material or any other material prepared by the Advisor or the Fund and furnished to CGM or prepared by CGM and approved in writing by the Fund or the Advisor for use by CGM (except to the extent such untrue statement or omission was made in reliance on and in conformity with information provided in writing to the Advisor or the Fund by CGM for inclusion in the Memorandum or such selling material); (ii) any material breach by such Fund or the Advisor of any provision of this Agreement including any representation, warranty, covenant or agreement set forth herein; or (iii) any material violation of any applicable law by the Advisor or such Fund or their respective employees, agents, representatives, officers, directors, shareholders or partners. The Advisor and/or the Fund will not, however, be responsible for any claims which are found in a final judgment (not subject to further appeal) to have resulted directly and primarily from a CGM indemnified party's gross negligence or willful misconduct.

     (b) CGM agrees to indemnify and hold harmless the Advisor and the Fund and their affiliates and their respective officers, directors, employees, shareholders, partners, agents and controlling persons, from any and all liabilities, claims, costs (including attorneys' fees and expenses), damages and expenses arising from related to or otherwise connected with: (i) any untrue statement of a material fact or omission to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading contained in the Memorandum, any selling material or any other material prepared by CGM and furnished to the Advisor or the Fund or prepared by the Advisor or the Fund and approved in writing by CGM for use by the Advisor or the Fund (except to the extent such untrue statement or omission was made in reliance on and in conformity with information provided in writing to CGM by the Advisor or the Fund for inclusion in the Memorandum or such selling material); (ii) any material breach by CGM of any provision of this Agreement including any representation, warranty, covenant or agreement set forth herein; or (iii) any material violation of any applicable law by CGM or their respective employees, agents, representatives, officers, directors, shareholders or partners. CGM will not, however, be responsible for any claims which are found in a final judgment (not subject to further appeal) to have resulted directly and primarily from the Advisor and/or the Fund indemnified party's gross negligence or willful misconduct.

     (c) The agreement in Subparagraphs (a) and (b) of this Paragraph to indemnify is conditioned upon the indemnified party (the "Indemnified Party") giving notice to the indemnifying party (the "Indemnifying Party") within 30 days after the summons or other first legal process for any claim, notice of claim or arbitration demand as to which indemnity may be sought is served on the Indemnified Party. The Indemnifying Party shall assume the defense of any such claim or any litigation resulting from it, provided that the Indemnified Party may participate in such defense at its own expense. The failure of the Indemnified Party to give notice as provided in this Subparagraph (c) shall relieve the Indemnifying Party from its indemnity obligation under Subparagraph
(a) and (b) of this Paragraph to the extent that such failure materially impaired the ability of such Indemnifying Party to defend against any such claim or litigation, but such failure shall not relieve the Indemnifying Party of any liability it may have to the Indemnified party other than pursuant to such indemnity obligation. No Indemnifying Party, in the defense of any such claim or litigation, shall, without the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation. No person guilty of fraudulent misrepresentation, gross negligence or willful misconduct in connection with the performance of its obligations under this Agreement shall be entitled to indemnification hereunder or contribution under
(d) below with respect thereto.

     (d) If recovery is not available or is insufficient under the foregoing indemnification provisions of this Section 8 for any reason other than as specified therein, the parties entitled to indemnification by the terms hereof shall be entitled to contribution toward the amount paid or payable by such indemnified party as a result of the liabilities, claims, costs (including reasonable attorneys fees and expenses) damages and expenses referred to in subsection (a) above. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the relative benefits received by each party from the offering of the Interests. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (b) above, then each indemnifying party shall contribute to such amount paid or payable by the indemnified party in such proportion as is appropriate to reflect not only such relative benefits, but also the relative fault of the Advisor, CGM, and the Funds, the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any untrue statement or omission, and any other equitable considerations appropriate under the circumstance. The Advisor, CGM and the Funds agree that it would not be just and equitable if contribution pursuant to this subsection (c) by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this subsection (c).

     (e) The provisions of this Paragraph 8 shall survive the termination of this Agreement.

9.   Expenses.

     Unless otherwise provided for herein or except for any reimbursement of legal expenses separately agreed to between the parties to this Agreement, each party shall bear its own expenses associated with the performance of its obligations and services hereunder.

10.  Notices.

     Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by personal delivery or by postage prepaid, registered or certified first class mail, return receipt requested, nationally recognized overnight courier service, or by telex, facsimile, telegram or similar means of same day delivery (with a confirming copy by mail as provided herein). Unless otherwise notified in writing, all notices to the Funds, the Advisor and CGM shall be given or sent to the addresses set forth below.

     If to the Fund or the Advisor:

                      Torrey International Strategy Partners, LLC
                      c/o Torrey Associates, LLC
                      505 Park Avenue, Fifth Floor
                      New York, New York 10022
                      Attn:  James A. Torrey, CEO
                      Tel: (212) 644-7800
                      Fax: (212) 644-8333

     with a copy to:

                      Torrey International Strategy Partners, LLC
                      c/o Torrey Associates, LLC
                      505 Park Avenue, Fifth Floor
                      New York, New York 10022
                      Attn:  Richard F. Pitonzo, CCO/Controller
                      Tel: (212) 644-7800
                      Fax: (212) 644-8333

     If to CGM:

                      Smith Barney Alternative Investments
                      388 Greenwich Street
                      New York, NY 10013
                      Attn:   Paul Weisenfeld
                      Tel:   (212) 723-9213
                      Fax:   (212) 816-8460

     with a copy to:

                      Smith Barney
                      Office of the General Counsel
                      388 Greenwich Street, 16th Floor
                      New York, New York 10013
                      Attention:  Alan Brower
                      Fax No.: 212-816-4447

     11. Effective Date; Term of Agreement; Termination and Amendment.(a) This Agreement shall become effective for all purposed as of the date hereof and shall remain in effect for an initial term of two years from such date. Thereafter, this Agreement shall continue in effect from year to year, provided that each such continuance is approved by the Board of Managers of the Advisor and the Fund, including the vote of a majority of the Board of Managers who are not "interested persons," as defined by the 1940 Act, of the Fund. The Fund shall notify promptly CGM if the continuance of this Agreement has not been so approved by the Board of Managers.

     (b) This Agreement shall become effective in this form as of the date set forth in the introductory paragraph and any party may terminate at any time upon no less than 60 days prior written notice to the other parties, or, if there has been a material breach of any condition, warranty, representation or other term of this Agreement by another party, by written notice to such party at any time.. This Agreement supersedes any prior sales or placement agent agreements between the parties related to the subject matter detailed herein. The termination of this Agreement under this Subparagraph (a) shall, in no way, alter or limit the Advisor's obligation to continue payment of the fees due hereunder as set forth in Section 4.(c) This Agreement may be amended by a writing signed by the parties hereto.

12.  Non-Exclusivity

     This Agreement is not exclusive. The parties shall be free to enter into placement agreements with other persons or firms, some or all of whom maybe in competition with parties to this Agreement.

13.  Confidentiality.

     (a) From time to time, the Advisor or the Fund may furnish CGM with financial, performance and other information including but not limited to: operational and administrative information concerning the Advisor or the Fund, including the names of employees and their respective functions; the names of private investment funds in which the Fund invests ("Underlying Funds") and their respective managers ("Managers"); the investment styles and strategies of such Underlying Funds; and the amounts and/or percentages of assets allocated to such Underlying Funds . The Advisor or the Fund may also furnish CGM with certain organizational information, including but not limited to: information concerning the Advisor or the Fund's existing and potential clients; personnel; investment process; research; new product strategies; financial models and analyses; and other matters relating to the Advisor's products or any of the Funds. All of such information, including copies thereof, is referred to herein as "Evaluation Material." In respect of the foregoing, the Advisor, the Funds and CGM hereby agree as follows:

     (b) All Evaluation Material shall be held confidential by CGM until the twelve (12) month anniversary of the date of the termination of this Agreement, provided that CGM shall be permitted to use the Evaluation Material for purposes of compiling and distributing information deemed necessary by CGM to advise its clients as to the Advisor's products or the Fund and the suitability and ongoing appropriateness of investing therein, except that such reports and information shall not disclose the identity of Underlying Funds, the Fund's allocation to the Underlying Fund or any of the Fund's investors; without the prior written consent of the Advisor. Notwithstanding the foregoing, CGM shall be able to disclose the names of the Underlying Funds, Managers and allocations thereto when such Underlying Fund and/or Manager has been identified in a publicly available filing made with the SEC.

     (c) The Advisor and the Fund understand that such Evaluation Material may be communicated and distributed to officers, directors, employees, affiliates, advisors, agents or other representatives of CGM (together, the "CGM's Representatives") who have a bona fide business need to know; provided, that without the prior written consent of the Advisor, CGM shall not communicate the names of the Managers obtained from the Advisor to any of CGM's Representatives outside of CGM's Consulting Group Research, CGM's Alternative Investments businesses, CGM's Legal and Compliance departments, or CGM's senior management without the prior written consent of the Advisor. Without limiting the foregoing, CGM agrees to instruct such CGM representatives that such Evaluation Material shall be held strictly confidential in accordance with the terms of this Agreement.

     (d) For purposes of this Agreement, the term Evaluation Material shall not include information that (A) is or becomes generally available to the public other than as a result of a disclosure under this Agreement; (B) becomes available to CGM or CGM's Representatives on a nonconfidential basis from a source other than the Advisor, the Advisor's or any of the Funds' representatives, provided that such source is not bound, to CGM's reasonable knowledge, by a confidentiality agreement with or other legally enforceable obligation of secrecy to or for the benefit of the Advisor, the Advisor's or any of the Funds' representatives; or (C) is disclosed by CGM or CGM's Representatives pursuant to a governmental, self-regulatory organization or regulatory order or demand or under compulsion of law (whether by oral question, interrogatory, subpoena, civil or regulatory investigative demand, examination or similar process) or by order of any court, in which event CGM or CGM's Representatives, as the case may be, will promptly inform the Advisor of such disclosure if permitted by law and consistent with CGM policies and procedures.

     (e) CGM acknowledges and agrees that the Evaluation Material is proprietary to the Advisor and the Fund. CGM will not use the Evaluation Material except as described herein or as otherwise mutually agreed in writing.

     (f) The Advisor and the Fund understand and agree that all account or personal information of CGM's clients ("Client Information"), which may be received by the Advisor or any of the Funds, shall remain confidential and will not be disclosed or otherwise made available to any person or entity other than as required under this Agreement and then for no other purpose than those specifically relating to this Agreement. In addition, neither the Advisor, its affiliates or any of the Funds may solicit any client of CGM for participation in any other business program of the Advisor, its affiliates or any of the Funds without the prior written approval of CGM unless the Advisor or the Fund has a pre-existing relationship with the client, whether or not such relationship is known at the date of this Agreement.

     (g) In addition to the foregoing, the parties to this Agreement shall not, directly or indirectly, permit their affiliates, employees, officers, directors or agents, to use, disclose or furnish to any person or entity, confidential records or information concerning the business, affairs or clients or potential investors of any other party to this Agreement, except as follows: (A) as necessary for the performance of their duties under this Agreement, (B) as required by law, (C) as provided in paragraphs (a) through (e) above, or (D) with the prior written approval of the other parties to this Agreement. This Paragraph 13 shall not apply to information that a party can reasonably demonstrate was obtained in a manner independent of this Agreement or the performance thereof.

     (h) In the event of a breach or threatened breach by either party of the provisions of this Paragraph 13 of this Agreement, the parties agree that the remedy at law to the aggrieved party may be inadequate and that the aggrieved party shall be entitled to seek an injunction or another appropriate remedy in equity restraining the breaching party from disclosing or using the Evaluation Material or Client Information, as applicable, in whole or in part. Nothing herein shall be construed as prohibiting the aggrieved party from pursuing any other remedies in addition to injunctive relief available hereunder for such breach or threatened breach, including the recovery of damages and reasonable attorney fees.

14.  Arbitration.

     (a) This Agreement contains a pre-dispute arbitration clause. By executing this Agreement, the parties further agree as follows:

          (i) The parties are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

          (ii) Arbitration awards are generally final and binding; a party's ability to have a court reverse or modify an arbitration award is very limited.

          (iii) The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

          (iv) The arbitrators do not have to explain the reason(s) for their award.

          (v) The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

          (vi) The rules of some arbitration forums may impose time limits for bringing a claim in arbitration; in some cases, a claim that it is ineligible for arbitration may be brought in court.

          (vii) The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Agreement.

     (b) The Advisor and the Funds agree that all claims or controversies, whether such claims or controversies arose prior, on or subsequent to the date hereof, between the Advisor and the Funds and CGM and/or any of its former officers, directors, or employees concerning or arising from (i) any transaction involving CGM or any predecessor firms and the Advisor and the Funds or (ii) the construction, performance or breach of this Agreement or any other agreement between the Advisor and the Funds and CGM, any duty arising from the business of CGM or otherwise, shall be determined by arbitration before, and only before, any self-regulatory organization or exchange of which CGM is a member. The Advisor and the Funds may elect which of these arbitration forums shall hear the matter by sending a registered telegram addressed to CGM at 77 Water Street, New York, NY 10005, Attn: Law Department. If the Advisor and the Funds fail to make such election before the expiration of 5 (five) days after receipt of a written request from CGM to make such election, CGM will have the right to choose the Forum.

     (c) No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action, or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied, (ii) the class is decertified, or (iii) the person is excluded from the class by the court.

     Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

15.  Miscellaneous.

     (a) This Agreement shall be construed in accordance with the laws of the State of New York without giving effect to choice of law principles thereof; provided, however, that in the event of any conflict between the provisions of the laws of New York and those of the 1940 Act, the 1940 Act provisions shall control.

     (b) Neither CGM, the Advisor nor the Fund nor any of its officers, directors, employees, interest holders, agents, incorporators and employees shall be liable for any acts of any employee (except as specified in Section 8 of this Agreement with respect to the Advisor and the Funds), and nothing contained herein shall be construed as creating, or be deemed to create, the relationship of employer and employee between the parties, nor any agency, joint venture, or partnership. CGM shall at all times be and be deemed to be an independent contractor. Neither party to this Agreement nor any of their respective officers, directors, employees, interest holders, agents, incorporators and employees shall, under any circumstances, have any authority to act for or to bind the other party in any way.

     (c) This Agreement sets forth the entire agreement between the parties hereto and replaces and supersedes all other understandings, commitments, and agreements relating to the subject matter hereof.

     (d) This Agreement may be assigned only with the prior written consent of the other parties hereto.

     (e) No waiver of any provision of this Agreement or the performance thereof shall be effective unless in writing signed by the party making such waiver or shall be deemed to be a waiver of any other provision or the performance thereof or of any future performance.

     (f) If any provision of this Agreement is determined to be unenforceable the remaining provisions shall remain enforceable to the extent permissible.

     (g) This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     (h) Sections 4, 8, 11, 13, 14 and this Section shall survive the termination of this Agreement.

     (i) Nothing in this Agreement shall entitle any person other than CGM, Advisor, and the Funds to any claim, cause of action, remedy or right of any kind. Notwithstanding the foregoing, this Agreement shall be binding upon and shall inure to the benefit of their respective successors and assigns.

     (j) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.


TORREY ASSOCIATES, LLC                            CITIGROUP GLOBAL MARKETS INC.

By:                                               By:
    ---------------------------                      --------------------------
     Authorized Signature                               Authorized Signature

Title:                                            Title:
      -------------------------                         -----------------------
      Print Name or Type Name                           Print Name or Type Name


TORREY INTERNATIONAL STRATEGY PARTNERS, LLC

By    TORREY ASSOCIATES, LLC,
 its Advisor

     By:
         --------------------------
         Authorized Signature

     Title:
           -------------------------


     ---------------------------
     Please Print or Type Name

80350.0024 #627802v2

                                   APPENDIX A
                                      FEES

     Subject to Paragraph 4 of the Agreement, the Fund shall collectively pay CGM the following fees with respect to each Client:

     (a) Initial Sales Charge - As compensation for its services in selling Interests, CGM shall be entitled to retain an initial sales charge from CGM customers that purchase an Interest in the Fund, or such lesser amount or percentage as CGM shall determine in its sole discretion. The initial sales charge schedule is set forth as follows:
                                                  Sales  Charge
     Amount Invested in the Fund      (as a percentage of the amount invested)
     ---------------------------      ----------------------------------------

        Up to $499,999                            3.0%
        $500,000 - $999,999                       2.5%
        $1,000,000 - $1,999,999                   2.0%
        $2,000,000 - $4,999,999                   1.0%
        $5,000,000 and over                       0.0%

                                   APPENDIX B
              DISCLOSURE DOCUMENT OF CITIGROUP GLOBAL MARKETS INC.
              ----------------------------------------------------


     [Name of GP/IM] ("XYZ") is the Advisor/managing member/investment manager [registered under the Investment Advisers Act of 1940, as amended] of [name of Fund] (the "Fund"). XYZ has engaged the services of Citigroup Global Markets Inc., a registered broker-dealer and investment adviser ("CGM"), to solicit prospective clients to acquire interests in the Fund (each an "Interest").

     XYZ and CGM are not affiliated with each other, and CGM performs its services as placement agent pursuant to a written agreement between XYZ and CGM.

     For each person who is referred by CGM and who acquires an Interest, XYZ has agreed to pay CGM _____% of the net assets invested by all persons who invest in the Fund following the placement agent activities of CGM with respect to such persons (including you) (collectively, "Investors") for so long as an Investor remains in the Fund. This payment may be more or less than the payment that CGM would receive (and credit to Investor), if Investor were to acquire an interest in a different fund for which CGM conducts such activities. Additionally, CGM financial consultants may receive a portion of the above fees and may therefore have an economic incentive to recommend one fund of hedge funds over another. In the event the Investor acquires an Interest pursuant to a CGM Private Investment Fund Consulting Agreement or Institutional Services Agreement for Private Investment Funds (hereinafter referred to as the "PIF Agreement"), CGM shall credit to the Investor the amount it received with respect to the Investor's investment. Any compensation to CGM does not in any way affect any management or performance fee or allocation that the Investor would be charged or allocated at the level of the Fund in the event that the Investor acquired an Interest without the solicitation of CGM. The fees or allocations paid to the Fund by Investors are no higher than they would be in the absence of XYZ's arrangement with CGM.

     CGM is required to disclose the following under the terms of three no-action letters issued by the staff of the Division of Investment Management of the Securities and Exchange Commission (the "SEC"), including two of which were issued to CGM or predecessors:

     In an administrative action brought against almost all major market makers on January 11, 1999, the SEC found that in 1994 the market makers, including CGM's predecessors Salomon Brothers Inc. ("Salomon") and Smith Barney Inc. ("SBI"), violated provisions of federal securities laws in connection with their market activities in Nasdaq securities.

     The action was settled January 11, 1999 without CGM, as successor to Salomon and SBI, admitting or denying liability. CGM, as successor, agreed to fines totaling $995,000. CGM also agreed to pay disgorgement totaling $28,645. It also agreed to a cease and desist order and to submit certain of its policies to an independent consultant.

     Further, in October 2003, Salomon Smith Barney Inc., predecessor to CGM ("SSB"), settled civil and regulatory actions brought by the SEC, the New York Stock Exchange, Inc. ("NYSE"), NASD Inc. ("NASD"), the Attorney General of the State of New York, and state securities regulators, which alleged violations of certain federal and state securities laws and regulations and certain NASD and NYSE rules by SSB arising out of certain of its business practices concerning
(1) sell-side research during the period 1999 through 2001, and (2) initial public offerings ("IPOs") during the period 1996 through 2000. The actions alleged, among other things, that SSB published certain fraudulent research reports, permitted inappropriate influence by investment bankers over research analysts, and failed to adequately supervise the employees involved. It also was alleged that SSB engaged in improper "spinning" of shares to executives of investment banking clients and failed to maintain policies and procedures reasonably designed to prevent the potential misuse of material non-public information in certain circumstances.

     Without admitting or denying the facts or conclusions alleged in the respective regulators' documents, SSB consented to findings that SSB violated certain federal and state securities laws and regulations and certain NASD and NYSE rules, as described above, and agreed to the sanctions described below. In settling the various civil and regulatory actions, SSB consented to the imposition of censures by NASD and NYSE, the issuance of cease and desist orders in state proceedings, the entry of a final judgment enjoining SSB from violating certain provisions of the federal securities laws and certain self-regulatory organization rules, and ordering it to make a total payment of $400 million. The final judgment also ordered SSB to comply with its undertakings to implement certain structural reforms relating to the operation of its research and investment banking departments. SSB also agreed to participate in a voluntary initiative pursuant to which it will no longer make allocations of securities in hot IPOs to accounts of executive officers or directors of a U.S. public company or a public company for which a U.S. market is the principal equity trading market.

     Also, in March 2005, the SEC entered a cease-and-desist order against CGM, pursuant to its consent. The order found two disclosure failures by CGM in the offer and sale of mutual fund shares during a 19-month period. The first related to CGM's revenue sharing program, whereby CGM received from advisors and distributors associated with about 75 mutual fund complexes revenue sharing payments, in exchange for which CGM granted mutual funds access to, or increased visibility in, its retail distribution network. CGM did not adequately disclose its revenue sharing program but instead relied on the participating funds' prospectuses and SAIs to satisfy its disclosure obligations concerning the program. As a result, the order finds that CGM violated Securities Act Section 17(a)(2) and Exchange Act Rule 10b-10. The second failure concerned sales of Class B shares of mutual funds in amounts aggregating $50,000 or more, and its failure to disclose adequately at the point of sale, in connection with recommendations involving Class B shares, that such shares were subject to higher annual fees, which could have a negative impact on the customers' investment returns depending on the investment amount and intended investment period. As a result, the order found that CGM willfully violated Securities Act
Section 17(a)(2).

     Based on these findings, the order censured CGM, required it to cease and desist from committing or causing violations of the indicated provisions of the securities laws, required it to pay a $20 million penalty, and required, among other things, CGM to retain an independent consultant to review the adequacy of its disclosures concerning its revenue sharing arrangements and differences in fund share classes.

     The conduct at issue in the above-described action is not related to CGM's solicitation of advisory clients.

     Please acknowledge your receipt of this written disclosure of CGM (the "CGM Smith Barney Disclosure Statement") and the Part II of Form ADV (the "XYZ Brochure").

                                                  CITIGROUP GLOBAL MARKETS INC.

I hereby acknowledge receipt of the CGM Disclosure Statement [and the XYZ Brochure].


----------------------------------------
Investor Name:


----------------------------------------
Investor Signature:


----------------------------------------
Date:

                                   APPENDIX C
                            CONFIRMATION INSTRUCTIONS
                            -------------------------


Timing

     The Fund will produce and send a confirmation of a purchase or a sale of Interests by a client of CGM referred to a Fund within five business days of the day that the Advisor in the event of a purchase, accepts such investor's Subscription Agreement, or in the event of a sale, the date of a client's redemption..

     Confirmation of a redemption order shall be sent consistent with the manner provided in the applicable Memorandum and Partnership Agreement.

     Copies of all such confirmations shall be provided promptly to CGM and, upon prior written instruction from CGM, to such financial consultant of CGM responsible for such investor of which the Advisor has been provided prior notice.

Content

A confirmation shall disclose the following:

     o The date and time of the transaction and the identity, price, and number of Interests and principal amount purchased or redeemed by the client. For these purposes, CGM considers the time of any purchase of an Interest or additional capital contribution to be 12:00 midnight on the date of the transaction (as determined above) and the time of any redemption to be the withdrawal date.

     o The fact that CGM serves as placement agent to the Funds in offer and sale of Interests and acts agent for the client.

     o    The fact that the security was purchased from or sold to the Funds.

     o The fact that CGM is compensated by the Advisor in accordance with the Disclosure Statement previously furnished to the client.

                                   APPENDIX D
                              MANAGER QUESTIONNAIRE

                                                     --------------------------
SMITHBARNEY                                          Quarterly Research Update
      citigroup                                      --------------------------
                                                         [QUARTER/YEAR]
                                                     --------------------------

Name of Organization:

Service Level(s) and Investment Product Name(s):

Please complete this quarterly information update request and return it to Consulting Group no later than 10 business days after the close of the calendar quarter. A principal or a senior member of your firm's management must approve this document. You should be aware that we are assuming that you will provide us with immediate notification of any material information about your firm. In any case, we must have notification of any changes to your organization and process no later than the next questionnaire mailing after the change.

Please answer the following questions with information effective through the date the questionnaire is returned to Consulting Group.

Organizational Update:  The following questions (except question #8) refer to all products of your firm, not just the products offered through Smith Barney's Consulting Group.

1. Has the organizational or ownership structure of your firm changed since XX/XX/XX?

     [_]  Yes   [_]  No     If 'Yes,' please give a detailed explanation below.


--------------------------------------------------------------------------------

2. Have there been any changes to the portfolio management or investment research staff at your firm since XX/XX/XX?

     [_]  Yes   [_]  No     If 'Yes,' please give a detailed explanation below.


--------------------------------------------------------------------------------


3. Have there been any changes to senior personnel (Vice President level or equivalent) in your trading, compliance, operations or marketing departments since XX/XX/XX?

     [_]  Yes   [_]  No     If 'Yes,' please give a detailed explanation below.


--------------------------------------------------------------------------------


4. Has your firm or any of its employees been the subject of any legal, regulatory or compliance investigations since XX/XX/XX?

     [_]  Yes   [_]  No     If 'Yes,' please give a detailed explanation below.


--------------------------------------------------------------------------------


5. Have there been any material changes to your Form ADV since its last publication, which require you to communicate with your clients?

     [_]  Yes   [_]  No     If 'Yes,' please give a detailed explanation below.
                            Please include the new Form ADV.


--------------------------------------------------------------------------------


6. Have there been any material changes to your organization or personnel since XX/XX/XX that are not covered by the above questions?

     [_]  Yes   [_]  No

7. Please supply us with your total firm assets below - as of the most recent date available.


--------------------------------------------------------------------------------

8. Please supply us with a breakdown of total assets by proprietary vs. private label product (this should consist of two numbers totaling firm assets). Please supply us with your individual proprietary product assets below (regardless of the distribution channel). Please list the product name and assets as of the most recent date available. For example:
     Multi-Strategy L.P. (onshore and offshore) = $1.2 Billion, Market Neutral L.P. (onshore and offshore) = $1.3Billion.


--------------------------------------------------------------------------------

9. Have there been any withdrawals, redemptions, transfers or assignments by your firm or any of your senior personnel?

     [_]  Yes   [_]  No     If 'Yes,' please give a detailed explanation below.


--------------------------------------------------------------------------------


10. Have you in the past year added, deleted, or immediately considering adding or deleting, any products to your product offering, or lost/begun any distribution relationships?

     [_]  Yes   [_]  No     If 'Yes,' please give a detailed explanation below.


--------------------------------------------------------------------------------


     Investment Process Update

1. Have there been any changes or enhancements to your investment process since XX/XX/XX? Include, for example, any changes to: screening process, transparency requirements, risk controls, exposure reporting and analysis, strategy and managers allocations, etc.

     [_]  Yes   [_]  No     If 'Yes,' please give a detailed explanation below.


--------------------------------------------------------------------------------


2. Have there been any changes or enhancements to your investment decision making process since XX/XX/XX? Include, for example, any changes to: committee structure, idea generation and approval, etc.

     [_]  Yes   [_]  No     If 'Yes,' please give a detailed explanation below.


--------------------------------------------------------------------------------


3. Has the lead and/or back-up portfolio manager(s) assigned to this product changed since XX/XX/XX?

     [_]  Yes   [_]  No     If 'Yes,' please give a detailed explanation below.


--------------------------------------------------------------------------------


4. Are you aware of any material violations your firm may have made to any client's investment policies or guidelines since XX/XX/XX? Do not limit your response only to those products included in Consulting Group's programs.

     [_]  Yes   [_]  No     If 'Yes,' please give a detailed explanation below.


--------------------------------------------------------------------------------


     Portfolio Update

1. Please supply us with each fund's gross and net leverage (Onshore and Offshore) as a result of your underlying hedge funds - as of the most recent date available.


--------------------------------------------------------------------------------

2. For each fund(Onshore and Offshore), please supply us with the amount of leverage used by the underlying hedge fund employing the highest amount of leverage - as of the most recent date available.


--------------------------------------------------------------------------------

3. Please supply us with each fund's net long(short) exposure (Onshore and Offshore) - as of the most recent date available.


--------------------------------------------------------------------------------

4. Please supply us with manager additions, if any, for each fund (Onshore and Offshore) during the most recent quarter


--------------------------------------------------------------------------------

5. Please supply us with manager terminations, if any, for each fund (Onshore and Offshore) during the most recent quarter


--------------------------------------------------------------------------------

6. Please supply us with any managers placed on a "watch"/"hold", or the equivalent at your firm, for each fund (Onshore and Offshore) during the most recent quarter


--------------------------------------------------------------------------------

7. Has any product covered made any direct investment in securities (as distinguished from investment in underlying funds) since XX/XX/XX?

     [_]  Yes   [_]  No     If 'Yes,' please respond with details including
                            percentage of portfolio this investment represents


--------------------------------------------------------------------------------

8. Have you made any investment(s) in affiliated entities for the Hedge Fund of Funds offered through Smith Barney?

     [_]  Yes   [_]  No     If 'Yes,' please respond with details


--------------------------------------------------------------------------------

                                  Miscellaneous

1. Have you had an SEC audit in the past year? If so, did the report have any findings that required you to (1) change disclosure statements or marketing materials, or (2) take any action to remedy SEC concerns?

     [_]  Yes   [_]  No     If 'Yes,' please respond immediately!


--------------------------------------------------------------------------------


2. Has there been any suspensions or material delay of the NAV calculation or redemption process in any of your products?

     [_]  Yes   [_]  No     If 'Yes,' please give detail


--------------------------------------------------------------------------------

Approved by:


----------------------------    ---------------------------     ----------------
Principal or Senior Officer            Title                          Date



                                PLEASE RETURN TO:
                        e-mail: kevin.c.johnson@ssmb.com

                        Send all additional Materials to:
                                Kevin C. Johnson
                          Smith Barney Consulting Group
                         222 Delaware Avenue, 7th Floor
                              Wilmington, DE 19801
                                 (302) 888-4144



For future correspondence, please provide:

      Contact Name:          Phone:                    E-mail:








80350.0024 #636957